CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders

Oppenheimer Senior Floating Rate Fund:

We consent to the use of our report dated September 26, 2016, with respect to the financial statements and financial highlights of Oppenheimer Senior Floating Rate Fund as of July 31, 2016, incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/KPMG LLP
KPMG LLP

Denver, Colorado

September 26, 2016